                                                               EXHIBIT XI(a)


                         ISOMEDIX INC. AND SUBSIDIARIES

             STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE FOR THE
                   THREE MONTHS ENDED MARCH 31, 1997 AND 1996
                                   (Unaudited)

Net income and common shares used in the calculation of earnings per share for the three months ended March 31, 1997 and 1996, were computed as follows:

                                                  March 31,           March 31,
                                                    1997                1996
                                                 ----------         -----------
Income from continuing operations                $1,740,369          $1,495,380
Discontinued operations                                --               (10,879)
                                                 ----------          ----------
Net Income                                       $1,740,369          $1,484,501
                                                 ==========          ==========

Weighted average number of
  common shares outstanding
  during the year                                 6,588,241           6,992,746

Add: Shares issuable upon
  assumed exercise or con-
  version of stock options
  and warrants                                      111,547             198,879
                                                 ----------          ----------
Common Shares                                     6,699,788           7,191,625
                                                 ==========          ===========
Primary earnings (loss) per
  common share: (1)

     Continuing operations                       $      .26         $       .21

     Discontinued operations                     $      -0-         $       -0-
                                                 ----------          ----------
     Net income                                  $      .26         $       .21
                                                 ==========         ===========

(1) Fully diluted earnings per common share is equivalent to primary earnings per common share.

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